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                                                                    Exhibit 99.1

                        [Letterhead of Fresh Foods, Inc.]

            Fresh Foods Agrees to Sell Claremont Restaurant Group to
                                Carousel Capital


         HICKORY, N.C., Sept. 13 /PR Newswire/ - Fresh Foods, Inc. (Nasdaq:
FOOD) announced today that it has signed a definitive agreement to sell its Claremont Restaurant Group to a group led by Carousel Capital Partners, L.P. Claremont Restaurant Group owns and operates 49 Sagebrush(R) Steakhouse & Saloon restaurants, thirteen Western Steer(R) restaurants and four Prime Sirloin(R) restaurants. A total of 30 franchised restaurants operate under the Western Steer and Prime Sirloin concepts.

         Carousel Capital is a Charlotte-based merchant bank founded by prominent Charlotte businessmen Erskine Bowles, Nelson Schwab and Reid Leggett. They are being joined in this endeavor by Dennis Thompson, the Charlotte restaurateur who is recognized for his successes with restaurant and food concepts such as Godfather's Pizza, Lone Star Steakhouse, Pancho & Lefty's, Blue Marlin and Jack Mackerel's.

         Terms of the agreement include a $50 million cash purchase price. The closing is subject to certain conditions, including the completion of bank financing.

         David R. Clark, Fresh Foods' president and chief operating officer, explained his company's decision to sell its restaurant subsidiary as "part of a strategy to maximize shareholder value." He said, "The net proceeds from the sale will be used to reduce debt and redeployed to support the company's rapidly growing food processing business." Fresh Foods also is the parent company of Pierre Foods, LLC, which owns and operates food processing facilities in Cincinnati, Ohio and Claremont, North Carolina.

         Pierre Foods is a leading manufacturer of fully cooked branded and private-label protein and bakery products and is the largest integrated producer of microwaveable sandwiches. It provides specialty beef, poultry and pork products formed and portioned to meet specific customer requirements. Pierre Foods sells primarily to the foodservice market and today serves many leading national restaurant chains, a majority of primary and secondary schools, long-term healthcare facilities, military, vending, convenience store and other niche markets.

         Fresh Foods announced that separately it has agreed to sell to a management group the one Bennett's(TM) restaurant that it owns.

         At March 6, 1999, Fresh Foods had 5,807,049 shares of common stock outstanding. The last sale price published for the stock at the market close on Friday, September 10, 1999, was $9.125 per share.

SOURCE:  Fresh Foods, Inc.
09/13/99

CONTACT: David R. Clark, President and Chief Operating Officer of Fresh Foods, Inc., (828) 304-2307